Filed Pursuant to Rule 433
Registration Nos. 333-223982 and 333-223982-02
March 18, 2019

FIXED RATE NOTES PRICING TERM SHEET

GlaxoSmithKline Capital plc

$1,500,000,000 2.875% Notes due 2022

$1,000,000,000 3.000% Notes due 2024

$1,000,000,000 3.375% Notes due 2029

Fully and unconditionally guaranteed by

GlaxoSmithKline plc

Issuer:	GlaxoSmithKline Capital plc

Guarantor:	GlaxoSmithKline plc

Security:	2.875% Notes due 2022 (the “2022 Notes”) 3.000% Notes due 2024 (the “2024 Notes”) 3.375% Notes due 2029 (the “2029 Notes”)

Trade Date:	March 18, 2019

Expected Settlement Date:	March 25, 2019 (T+5)

Maturity Date:	2022 Notes: June 1, 2022 2024 Notes: June 1, 2024 2029 Notes: June 1, 2029

Principal Amount:	2022 Notes: $1,500,000,000 aggregate principal amount 2024 Notes: $1,000,000,000 aggregate principal amount 2029 Notes: $1,000,000,000 aggregate principal amount

Coupon:

2022 Notes: 2.875% annually, accruing from and including March 25, 2019

2024 Notes: 3.000% annually, accruing from and including March 25, 2019

2029 Notes: 3.375% annually, accruing from and including March 25, 2019

Interest Payment Dates:

2022 Notes: June 1 and December 1 of each year, beginning on December 1, 2019 (long first coupon)

2024 Notes: June 1 and December 1 of each year, beginning on December 1, 2019 (long first coupon)

2029 Notes: June 1 and December 1 of each year, beginning on December 1, 2019 (long first coupon)

Price to Public:	2022 Notes: 99.922% of principal amount 2024 Notes: 99.476% of principal amount 2029 Notes: 98.947% of principal amount

Benchmark Treasury:	2022 Notes: 2.375% due March 15, 2022 2024 Notes: 2.375% due February 29, 2024 2029 Notes: 2.625% due February 15, 2029

Benchmark Treasury Price and Yield:	2022 Notes: 99-29 3⁄4; 2.399% 2024 Notes: 99-27; 2.409% 2029 Notes: 100-07+; 2.598%

Spread to Benchmark Treasury:	2022 Notes: T +50 bps 2024 Notes: T +70 bps 2029 Notes: T +90 bps

Yield to Maturity:	2022 Notes: 2.899% 2024 Notes: 3.109% 2029 Notes: 3.498%

Make-whole call:

2022 Notes: At any time prior to May 1, 2022 at a discount rate of the Treasury Rate (as defined in the preliminary prospectus supplement) plus 10 basis points

2024 Notes: At any time prior to May 1, 2024 at a discount rate of the Treasury Rate plus 12.5 basis points

2029 Notes: At any time prior to March 1, 2029 at a discount rate of the Treasury Rate plus 15 basis points

Par call:	2022 Notes: On or after May 1, 2022 at 100% 2024 Notes: On or after May 1, 2024 at 100% 2029 Notes: On or after March 1, 2029 at 100%

Gross Proceeds to Issuer:	2022 Notes: $1,498,830,000 2024 Notes: $994,760,000 2029 Notes: $989,470,000

Underwriting Discount and Commissions:	2022 Notes: 0.250% 2024 Notes: 0.350% 2029 Notes: 0.450%

Net Proceeds to Issuer:	2022 Notes: $1,495,080,000 2024 Notes: $991,260,000 2029 Notes: $984,970,000

Denominations:	Minimum of $2,000 principal amount and integral multiples of $1,000 in excess of $2,000

Day Count Convention:	30/360

CUSIP/ISIN:	2022 Notes: 377373 AJ4 / US377373AJ42 2024 Notes: 377373 AG0 / US377373AG03 2029 Notes: 377373 AH8 / US377373AH85

Anticipated Ratings:	A2 (negative) by Moody’s Investors Service, Inc. A+ (negative) by Standard & Poor’s Ratings Services

Business Day:	New York and London

Expected Listing:	New York Stock Exchange

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Barclays Capital Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

Standard Chartered Bank

MiFID II professionals/ECPs-only / No PRIIPs KID – in the European Economic Area (EEA), the manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in the EEA.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantor have filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, HSBC Securities (USA) Inc. toll-free 1-866-811-8049 and Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.